EXHIBIT 99.1

RPX Corporation Completes Purchase of Rockstar Patents

SAN FRANCISCO - February 3, 2015 - RPX Corporation (NASDAQ: RPXC) today announced that its subsidiary, RPX Clearinghouse LLC, has completed its purchase of the patent assets of Rockstar Consortium LLC following the expiration of the Hart-Scott-Rodino Act waiting period. A syndicate of over 30 companies have received non-exclusive licenses to the Rockstar patents, and RPX Clearinghouse will make the patents available for license to all other interested companies under fair, reasonable, and non-discriminatory (FRAND) terms. As a result of the closing, eight litigations against 16 companies will be dismissed, including cases against Cisco and Google.

“The completion of this transaction highlights the benefits of the RPX clearinghouse approach, where patent licensing is a transparent and equitable business transaction, and is no longer dominated by costly litigation,” said John A. Amster, Chief Executive and Co-founder of RPX. “Everyone involved exhibited leadership and commitment to come to a conclusion that successfully cleared the risk of the Rockstar portfolio and was constructive for companies spanning multiple industries,” he added.

As a result of the closing, RPX will recognize revenue of $11 million in Q1 representing the remainder of the fee for its role in the transaction. More details about the transaction will be provided when RPX reports its fourth quarter and year-end earnings on February 10, 2015.

ABOUT RPX

RPX Corporation is the leading provider of patent risk solutions, offering defensive buying, acquisition syndication, patent intelligence, insurance services and advisory services. Since its founding in 2008, RPX has introduced efficiency to the patent market by providing a rational alternative to litigation. The San Francisco-based company's pioneering approach combines principal capital, deep patent expertise, and client contributions to generate enhanced patent buying power. By acquiring patents and patent rights, RPX helps to mitigate and manage patent risk for its growing client network.

As of September 30, 2014, RPX had invested over $890 million to acquire more than 4,900 US and international patent assets and rights on behalf of the 195 members of its client network in seven key sectors: consumer electronics and PCs, E-commerce and software, financial services, media content and distribution, mobile communications and devices, networking, and semiconductors.

This press release contains forward-looking statements, including statements regarding our business strategy, our plans and objectives for future operations, and statements relating to the effects of the consummation of the Rockstar transaction. These forward-looking statements are subject to risks and uncertainties that could cause our actual results and other events to differ materially from those reflected in the forward-looking statements, including the risk that the transaction described herein will not produce the described benefits. Other factors that could cause or contribute to such differences are described in the “Risk Factors” section of our most recent report on Form 10-Q filed with the SEC. In light of these risks and uncertainties, the forward-looking statements contained in this presentation may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We do not intend, and undertake no duty, to update any forward-looking statements to reflect future events or circumstances.

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Media Contact:
Allan Whitescarver
RPX Corporation
+1.415.290.1816
media@rpxcorp.com

Investor Relations Contact:
JoAnn Horne
Market Street Partners
+1.415.445.3233
ir@rpxcorp.com